Exhibit 99.1

Press Release

American Capital Announces $295 Million Registered Direct Offering of Common Stock at $5.06 Per Share

BETHESDA, Md., April 19, 2010 /PRNewswire via COMTEX/ —American Capital, Ltd. (Nasdaq: ACAS) (the “Company”) announced today the pricing of a $295 million registered direct offering of common stock to a group of institutional investors. The Company has entered into subscription agreements with the investors to sell an aggregate 58.3 million shares of American Capital’s common stock, including 43.725 million shares to funds and accounts managed by Paulson & Co. Inc., at $5.06 per share. The offering is expected to close on Thursday, April 22, 2010, subject to the satisfaction of customary closing conditions.

The offering will be made under American Capital’s existing shelf registration statement, previously filed with and declared effective by the Securities and Exchange Commission. American Capital expects to use substantially all of the net proceeds of approximately $295 million for general corporate purposes, including for the Company’s investment and lending activities and to repay indebtedness owed under its existing unsecured debt obligations.

This press release is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock. No offer, solicitation, or sale of common stock will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A prospectus supplement related to the registered direct offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov/.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $12.5 billion(1) in assets under management and eight offices in the U.S., Europe and Asia. For further information, please refer to http://www.americancapital.com/.

ABOUT PAULSON & CO. INC.

Paulson & Co. Inc. is an investment management company founded in 1994 that specializes in merger and event arbitrage, credit and distressed strategies. One of Paulson & Co.’s core strategies is providing capital to companies so they can strengthen their balance sheets, allowing them to grow and prosper. Paulson & Co. manages approximately $32 billion and is headquartered in New York.

(1)As of December 31, 2009.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

Contact Investor Relations: (301) 951-5917

SOURCE: American Capital, Ltd.